Exhibit 99.1
SunCoke Energy Partners, L.P.
Consolidated Statements of Operations

	Years Ended December 31,
	2019	2018	2017
	(Unaudited)
	(Dollars and units in millions, except per unit amounts)
Revenues
Sales and other operating revenue	$953.3	$892.1	$845.6
Costs and operating expenses
Cost of products sold and operating expenses	726.4	648.9	586.7
Selling, general and administrative expenses	36.3	33.6	32.5
Depreciation and amortization expense	104.8	92.4	83.6
Long-lived asset and goodwill impairment	247.4	—	—
Total costs and operating expenses	1,114.9	774.9	702.8
Operating (loss) income	(161.6)	117.2	142.8
Interest expense, net	56.2	59.4	56.4
(Gain) loss on extinguishment of debt, net	(1.9)	—	20.0
(Loss) income before income tax (benefit) expense	(215.9)	57.8	66.4
Income tax (benefit) expense	(87.8)	(1.6)	83.9
Net (loss) income	(128.1)	59.4	(17.5)
Less: Net income attributable to noncontrolling interests	3.3	1.9	0.6
Net (loss) income attributable to SunCoke Energy Partners, L.P.	$(131.4)	$57.5	$(18.1)

General partner's interest in net (loss) income	$(2.6)	$1.2	$7.1
Limited partners' interest in net (loss) income	$(128.8)	$56.3	$(25.2)
Net (loss) income per common unit (basic and diluted)	$(2.79)	$1.22	$(0.54)
Weighted average common units outstanding (basic and diluted)(1)	46.2	46.2	46.2

(1)	All outstanding units of the SunCoke Energy Partners, L.P. were owned by SunCoke Energy, Inc. subsequent to the Simplification Transaction on June 28, 2019.

SunCoke Energy Partners, L.P.
Consolidated Balance Sheets

	December 31,
	2019	2018
	(Unaudited)
	(Dollars in millions)
Assets
Cash	$29.3	$12.6
Receivables, net	34.7	48.8
Receivables from affiliate, net	1.3	3.1
Inventories	106.9	79.0
Other current assets	0.3	1.0
Total current assets	172.5	144.5
Properties, plants and equipment (net of accumulated depreciation of $559.8 million and $499.9 million at December 31, 2019 and 2018, respectively)	1,152.3	1,245.1
Goodwill	—	73.5
Other intangible assets, net	34.2	155.8
Deferred charges and other assets	4.4	0.2
Total assets	$1,363.4	$1,619.1
Liabilities and Equity
Accounts payable	$83.3	$68.8
Accrued liabilities	13.0	13.5
Deferred revenue	0.3	3.0
Current portion of financing obligation	2.9	2.8
Interest payable	2.2	3.2
Total current liabilities	101.7	91.3
Long-term debt and financing obligation	639.4	793.3
Deferred income taxes	26.3	115.7
Other deferred credits and liabilities	12.4	12.1
Total liabilities	779.8	1,012.4
Equity
Held by public:
Common units (no issued units at December 31, 2019 and issued 17,727,249 units at December 31, 2018)	—	194.1
Held by parent:
Common units (46,227,148 and 28,499,899 units issued at December 31, 2019 and 2018, respectively)	518.2	351.6
General partner's interest	52.6	49.3
Partners' capital attributable to SunCoke Energy Partners, L.P.	570.8	595.0
Noncontrolling interest	12.8	11.7
Total equity	583.6	606.7
Total liabilities and equity	$1,363.4	$1,619.1

SunCoke Energy Partners, L.P.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2019	2018	2017
	(Unaudited)
	(Dollars in millions)
Cash Flows from Operating Activities:
Net (loss) income	$(128.1)	$59.4	$(17.5)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Long-lived asset and goodwill impairment	247.4	—	—
Depreciation and amortization expense	104.8	92.4	83.6
Deferred income tax (benefit) expense	(89.4)	(3.5)	81.3
(Gain) loss on extinguishment of debt, net	(1.9)	—	20.0
Changes in working capital pertaining to operating activities:
Receivables, net	14.1	(6.6)	(2.5)
Receivables/payables from affiliate, net	1.8	2.6	(9.0)
Inventories	(27.9)	0.4	(12.5)
Accounts payable	11.2	13.2	3.1
Accrued liabilities	(1.0)	(0.9)	2.7
Deferred revenue	(2.7)	1.3	(0.8)
Interest payable	(1.0)	(0.8)	(10.7)
Other	0.7	5.3	(1.0)
Net cash provided by operating activities	128.0	162.8	136.7
Cash Flows from Investing Activities:
Capital expenditures	(61.2)	(60.8)	(39.0)
Other	0.2	0.2	—
Net cash used in investing activities	(61.0)	(60.6)	(39.0)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	—	693.7
Repayment of long-term debt	(46.6)	—	(644.9)
Debt issuance costs			(15.8)
Repayment of financing obligation	(2.9)	(2.6)	(2.5)
Proceeds from revolving credit facility	204.5	179.5	350.0
Repayment of revolving credit facility	(309.5)	(204.5)	(392.0)
Distributions to unitholders (public and parent)	(37.8)	(86.1)	(119.2)
Distributions to noncontrolling interest (SunCoke Energy, Inc.)	(2.2)	(2.5)	(2.7)
Capital contributions from SunCoke, Energy, Inc.	145.0	20.0	—
Other financing activities	(0.8)	—	—
Net cash used in financing activities	(50.3)	(96.2)	(133.4)
Net increase (decrease) in cash and cash equivalents	16.7	6.0	(35.7)
Cash, cash equivalents and restricted cash at beginning of year	12.6	6.6	42.3
Cash and cash equivalents at end of year	$29.3	$12.6	$6.6
Supplemental Disclosure of Cash Flow Information
Interest paid, net of capitalized interest of $2.3 million, $3.2 million and $1.1 million respectively	$54.2	$56.9	$64.5
Income taxes paid	$1.8	$2.9	$1.4

SunCoke Energy Partners, L.P.
Reconciliation of Non-GAAP Information
Adjusted EBITDA to Net (Loss) Income

	Years Ended December 31,
	2019	2018	2017
	(Unaudited)
	(Dollars in millions)
Net (loss) income	$(128.1)	$59.4	$(17.5)
Add:
Long-lived asset and goodwill impairment	247.4	—	—
Depreciation and amortization expense	104.8	92.4	83.6
Interest expense, net	56.2	59.4	56.4
(Gain) loss on extinguishment of debt, net	(1.9)	—	20.0
Income tax (benefit) expense	(87.8)	(1.6)	83.9
Contingent consideration adjustments(1)	(4.2)	2.5	(1.7)
Simplification Transaction costs(2)	4.9	0.4	—
Adjusted EBITDA	$191.3	$212.5	$224.7
Subtract:
Adjusted EBITDA attributable to noncontrolling interest(3)	1.6	3.1	3.4
Adjusted EBITDA attributable to SunCoke Energy Partners, L.P.	$189.7	$209.4	$221.3

(1)
In connection with the CMT acquisition, SunCoke Energy Partners, L.P. (the "Partnership"), entered into a contingent consideration arrangement that requires the Partnership to make future payments to the seller based on future volume over a specified threshold, price and contract renewals. Adjustments to the fair value of the contingent consideration were primarily the result of modifications to the volume forecast. Customer events during the third quarter of 2019 reduced contingent consideration liability to zero.

(2)	Costs expensed by the Partnership associated with the Simplification Transaction.

(3)	Reflects net income attributable to noncontrolling interest adjusted for noncontrolling interest's share of interest, taxes, income, and depreciation and amortization.